EXECUTION COPY



                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              FTI CONSULTING, INC.

                                       AND

                               GLENN R. BAKER AND
                               DENNIS A. GUENTHER


                       DATED AS OF SEPTEMBER 25, 1998 AND

                   WITH ECONOMIC EFFECT FROM SEPTEMBER 1, 1998





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                                TABLE OF CONTENTS

1.   STOCK PURCHASE AND RELATED MATTERS........................................1
     1.1  TRANSFER OF STOCK....................................................1
     1.2  PURCHASE PRICE.......................................................1
     1.3  ACCOUNTING TERMS.....................................................2
     1.4  EFFECTIVE DATE.......................................................2

2.   CLOSING...................................................................2
     2.1  LOCATION AND DATE....................................................2
     2.2  DELIVERIES...........................................................2

3.   REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS........................3
     3.1  DUE ORGANIZATION.....................................................3
     3.2  AUTHORIZATION; VALIDITY..............................................3
     3.3  NO CONFLICTS.........................................................4
     3.4  CAPITAL STOCK OF THE COMPANY.........................................4
     3.5  TRANSACTIONS IN CAPITAL STOCK........................................4
     3.6  ABSENCE OF CLAIMS AGAINST COMPANY....................................5
     3.7  SUBSIDIARIES AND STOCK...............................................5
     3.8  COMPLETE COPIES OF MATERIALS.........................................5
     3.9  FINANCIAL STATEMENTS.................................................5
     3.10 LIABILITIES AND OBLIGATIONS..........................................5
     3.11 BOOKS AND RECORDS....................................................6
     3.12 BANK ACCOUNTS; POWERS OF ATTORNEY....................................6
     3.13 ACCOUNTS AND NOTES RECEIVABLE........................................6
     3.14 PERMITS..............................................................7
     3.15 REAL PROPERTY........................................................7
     3.16 PERSONAL PROPERTY....................................................9
     3.17 INTELLECTUAL PROPERTY................................................9
     3.18 MATERIAL CONTRACTS AND COMMITMENTS..................................11
     3.19 GOVERNMENT CONTRACTS................................................12
     3.20 [Intentionally Deleted].............................................12
     3.21 INSURANCE...........................................................12
     3.22 ENVIRONMENTAL MATTERS...............................................12
     3.23 LABOR AND EMPLOYMENT MATTERS........................................14
     3.24 EMPLOYEE BENEFIT PLANS..............................................14
     3.25 TAXES...............................................................19
     3.26 CONFORMITY WITH LAW; LITIGATION.....................................21
     3.27 RELATIONS WITH GOVERNMENTS..........................................21
     3.28 ABSENCE OF CHANGES..................................................22



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     3.29 DISCLOSURE..........................................................23

4.   REPRESENTATIONS OF BUYER.................................................24
     4.1  DUE ORGANIZATION....................................................24
     4.2  AUTHORIZATION; VALIDITY OF OBLIGATIONS..............................24
     4.3  NO CONFLICTS........................................................24

5.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.............................25
     5.1  REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS..........25
     5.2  NO LITIGATION.......................................................25
     5.3  OPINION OF SELLERS' COUNSEL.........................................25
     5.4  CONSENTS AND APPROVALS..............................................25
     5.5  SECRETARY'S CERTIFICATE AND CHARTER DOCUMENTS.......................25
     5.6  EMPLOYMENT AGREEMENTS...............................................26
     5.7  CLOSING DELIVERIES..................................................26
     5.8  DUE DILIGENCE.......................................................26
     5.9  NO CONFLICTS OF INTEREST............................................26
     5.10 LEASES..............................................................26
     5.11 YEAR 2000 COMPLIANCE................................................26
     5.12 SHAREHOLDERS' AGREEMENT.............................................26
     5.13 GUARANTEE OF INDUSTRIAL REVENUE BOND................................26

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS..................27
     6.1  REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS..........27
     6.2  NO LITIGATION.......................................................27
     6.3  CONSENTS AND APPROVALS..............................................27
     6.4  OPINION OF BUYER'S COUNSEL..........................................27
     6.5  EMPLOYMENT AGREEMENTS...............................................27
     6.6  LEASES..............................................................27

7.   CERTAIN COVENANTS........................................................28
     7.1  NOTIFICATION OF CERTAIN MATTERS.....................................28
     7.2  UNPAID TAXES........................................................28
     7.3  TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE....................28
     7.4  COOPERATION ON TAX MATTERS..........................................28
     7.5  CERTAIN TAXES.......................................................29
     7.6  PROFESSIONAL LIABILITY INSURANCE   .................................29

8.   INDEMNIFICATION..........................................................29
     8.1  GENERAL INDEMNIFICATION BY THE STOCKHOLDERS.........................29
     8.2  LIMITATION AND EXPIRATION...........................................30
     8.3  INDEMNIFICATION PROCEDURES..........................................31



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     8.4  SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS................33
     8.5  EXERCISE OF RIGHT OF OFFSET.........................................33
     8.6  REMEDIES CUMULATIVE.................................................34

9.   NONCOMPETITION AND CONFIDENTIALITY.......................................34
     9.1  EMPLOYMENT AGREEMENTS.  ............................................34

10.  GENERAL..................................................................34
     10.1  SUCCESSORS AND ASSIGNS.............................................34
     10.2  ENTIRE AGREEMENT...................................................34
     10.3  COUNTERPARTS.......................................................34
     10.4  BROKERS AND AGENTS.................................................35
     10.5  EXPENSES...........................................................35
     10.6  SPECIFIC PERFORMANCE; REMEDIES.....................................35
     10.7  NOTICES............................................................35
     10.8  GOVERNING LAW......................................................36
     10.9  SEVERABILITY.......................................................36
     10.10 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS..........................36
     10.11 AMENDMENT; WAIVER..................................................37




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SCHEDULES:

3.1(a)       Jurisdictions Authorized or Qualified to do Business in
3.1(b)       List of Directors and Officers
3.3          Conflicts
3.4          Outstanding Capital Stock
3.9          Financial Statements
3.10         Liabilities and Obligations
3.12         Bank Accounts; Powers of Attorney
3.13         Notes Receivable
3.14         Permits
3.15(b)      Real Property
3.15(c)      Real Property Supplement
3.16(a)      Personal Property
3.17(a)      Registered and Unregistered Marks
3.17(b)(i)   Patents
3.17(b)(ii)  Copyright Registrations
3.17(d)      Intellectual Property
3.18(a)      Significant Customers and Significant Suppliers
3.18(b)      Material Contracts
3.18(c)      Canceled Contracts
3.18(d)      Third Party Consents
3.19         Government Contracts
3.21         Insurance
3.22(a)      Hazardous Materials
3.22(c)      Permits and Compliance
3.22(d)      Environmental Permits
3.23(c)      At-will Employees
3.24(b)      Company Plans and Company Benefit Arrangements
3.24(c)      Amendments to Company Benefit Plans
3.24(d)      Worker's Compensation Claims
3.24(e)      Key Employees
3.25(b)      Taxes
3.25(c)      Assets
3.26(b)      Conformity with Law; Litigation
3.28         Absence of Changes
7.6          Insurance
8.1(a)       Certain Indemnified Matters



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EXHIBITS:

Exhibit 1.2A   Form of Baker Promissory Note
Exhibit 1.2B   Form of Guenther Promissory Note
Exhibit 5.6A   Form of Baker Employment Agreement
Exhibit 5.6B   Form of Guenther Employment Agreement
Exhibit 5.10A  Form of Main Headquarters Facility Lease Agreement
Exhibit 5.10B  Form of Secondary Headquarters Facility Lease Agreement





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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 25th day of September, 1998, by and among FTI Consulting, Inc., a Maryland corporation ("Buyer"), and Glenn R. Baker and Dennis A. Guenther (each a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS

     A. The Stockholders are the owners of all of the issued and outstanding shares (the "Shares") of the capital stock of S.E.A., Inc., an Ohio corporation (the "Company").

     B. The Stockholders desire to sell to Buyer and Buyer desires to purchase from the Stockholders the Shares pursuant to this Agreement.

     NOW,   THEREFORE,   in   consideration   of   the   premises   and  of  the
representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.   STOCK PURCHASE AND RELATED MATTERS

     1.1 TRANSFER OF STOCK. Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.1), Buyer will purchase from the Stockholders, and the Stockholders will sell, transfer and deliver to Buyer, all of the Shares free and clear of all Liens (defined below) in consideration of payment of the Purchase Price specified in Section 1.2. For the purposes of this Agreement, "Lien" means any security interest, pledge, encumbrance, lien (statutory or otherwise), charge, security agreement, option, right of first refusal, preemptive right, restriction on transfer or preferential arrangement of any kind or nature whatsoever.

     1.2 PURCHASE PRICE.

          (a) Closing Payment; Notes. For purposes of this Agreement, the "Purchase Price" shall be $15,630,000.00 and shall be paid to the Stockholders as follows:

               (i) Buyer shall pay $10,000,000 in cash (the "Closing Payment") to the Stockholders at Closing; and

               (ii) Buyer shall deliver promissory notes in the forms attached hereto as Exhibits 1.2A and 1.2B (each a "Note" and, collectively, the "Notes") evidencing Buyer's obligation to pay the balance of the Purchase Price to the Stockholders in accordance with the following schedule: (a) $3,000,000 on September 30, 1999 (the "First Payment") and (b) $2,630,000 on September 30, 2000 (the "Second Payment"). The Notes shall provide for payment of simple interest on the unpaid principal at the rate of 7.5% per annum from and after the Closing Date and shall provide for payments to the Stockholders of all accrued but unpaid interest in quarterly installments commencing on December 31, 1998 and continuing on the last day of each succeeding



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March,  April,  September,  and December  thereafter until the Notes are paid in full (the "Interest Payments").

          (b) Right of Offset. Buyer shall have the right to deduct and offset the amount of any indemnification claim under Section 8.1 against the payments of principal and interest due and owing under the terms of the Notes, in order of maturity, pursuant to the terms of Section 8.5.

          (c) No Acquisitions upon Event of Default. If an Event of Default (as defined in the Notes) has occurred and is continuing, Buyer shall not enter into any binding agreement to acquire, or consummate the acquisition of, any entity, whether by merger, stock or asset purchase or otherwise, requiring financing, without the prior written permission of the Stockholders.

     1.3 ACCOUNTING TERMS. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles ("GAAP"), consistently applied.

     1.4 EFFECTIVE DATE. The consummation of the transactions contemplated by this Agreement shall be deemed effective as of September 1, 1998 (the "Effective Date") and, except as may be provided to the contrary in Section 8.1 (indemnification by the Stockholders), all economic profits and losses of the Company as of the Effective Date shall accrue to the benefit of and be deemed to be the responsibility of Buyer. The representations and warranties of the parties set forth in Articles 3 and 4 hereof shall be effective as of the Closing Date unless they specifically refer to an earlier date.

2.   CLOSING

     2.1 LOCATION AND DATE. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Wilmer, Cutler & Pickering, 100 Light Street, 13th Floor, Baltimore, Maryland on or before September 25, 1998, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as Buyer and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date."

     2.2 DELIVERIES. The Stockholders shall deliver to Buyer the following at the Closing: (a) stock certificates representing the Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to Buyer good and marketable title to the Shares free and clear of all Liens; (b) resignations of directors of the Company as Buyer may request; (c) a properly executed statement as to nonforeign person status in a form reasonably acceptable to Buyer for purposes of satisfying Buyer's obligations under Treasury Regulation ss. 1.1445-2(b)(2); and (d) all other documents, certificates, instruments or writings required to be delivered by the Stockholders or the Company at or prior to the Closing


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pursuant to this Agreement or otherwise required in connection herewith. Against delivery of the Shares and the foregoing deliveries, Buyer shall deliver to the Stockholders at the Closing in immediately available funds the Closing Payment, the Notes, and all other documents, certificates, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith. Upon condition that the Closing shall have occurred, Buyer shall deliver to the Stockholders the First Payment, Second Payment, and all Interest Payments upon the dates provided in
Section 1.2 in immediately available funds according to such instructions as the Stockholders shall deliver to Buyer in writing no later than five (5) days prior to the date of each such payment.

3.   REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     To  induce  Buyer  to  enter  into  this   Agreement  and   consummate  the
transactions contemplated hereby, each of the Stockholders, jointly and severally, represents and warrants to Buyer as follows (for purposes of this Agreement, the phrases "knowledge of the Stockholders" or the "Stockholders' knowledge," or words of similar import, means the knowledge of the Stockholders, Yvonne Brown, Michael Holman, Robert Laumon, Michael Carrocci, or any of them, or the other directors and officers of the Company (if any), including, without limitation, facts of which such persons, in the reasonably prudent exercise of their duties, should be or should have been aware:

     3.1 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized and qualified under all applicable laws, regulations, ordinances and orders of public authorities to do business; to own, operate and lease its properties; and to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets, profits, or condition (financial or otherwise) of the Company. Schedule 3.l(a) hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. The Company is in good standing as a foreign corporation in each jurisdiction in which it does business. The Company has delivered to Buyer true, complete and correct copies of the Articles of Incorporation and Regulations of the Company. Such Articles of Incorporation and Regulations are collectively referred to as the "Charter Documents." The Company is not in violation of any Charter Documents. The minute books of the Company have been made available to Buyer (and have been delivered, along with the Company's original stock ledger to Buyer) and are correct and complete in all material respects. Schedule 3.1(b) contains a complete and accurate list of the directors and officers of the Company.

     3.2 AUTHORIZATION; VALIDITY. The Company has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of the leases required pursuant to Section 5.10. The Stockholders have the full legal right and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of the leases required pursuant to Section 5.10 have been duly and validly authorized by the Board of Directors of the Company. This Agreement is a legal, valid and binding obligation of each of the


                                        3

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Stockholders  enforceable against each of them in accordance with its terms. The lease agreements required pursuant to Section 5.10 are legal, valid and binding obligations of the Company enforceable against it in accordance with its terms.

     3.3  NO  CONFLICTS.  The  execution,   delivery  and  performance  of  this
Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

          (b) except as set forth on Schedule 3.3, conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company or the Stockholders is a party or by which the Company or the Stockholders is bound, or result in the creation or imposition of any Lien, charge or encumbrance on any of the Company's properties pursuant to (i) any law or regulation to which the Company or the Stockholders or any of their respective property is subject, or (ii) any judgment, order or decree to which the Company or the Stockholders is bound or any of their respective property is subject;

          (c) except as set forth on Schedule 3.3, result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or the Stockholders is subject or by which the Company or the Stockholders is bound.

     3.4 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 500 common shares, without par value, of which 60 shares are issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. All of the Shares were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of the Shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the Shares, except such agreements as will be terminated by the Stockholders at Closing. The number of Shares owned by each Stockholder and the percentage interest in the Company represented by such Shares is set forth on Schedule 3.4. The Stockholders are the sole record and beneficial owners of all of the Shares, and hold good and marketable title to the Shares, free and clear of all Liens.

     3.5 TRANSACTIONS IN CAPITAL STOCK. No option, warrant, call, preemptive right, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company or a Stockholder to issue or sell any shares of capital stock, or by which any shares of capital stock may otherwise become outstanding. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire


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any of its equity  securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the transactions contemplated by this Agreement, Buyer will be the record and beneficial owner of all outstanding capital stock of the Company and all rights to acquire capital stock of the Company.

     3.6 ABSENCE OF CLAIMS AGAINST COMPANY. Except for the Related Party Agreements (as defined in Section 3.18), neither of the Stockholders has any claims of any kind against the Company, nor have the Stockholders assigned any such claims to any third party.

     3.7 SUBSIDIARIES AND STOCK. The Company has no subsidiaries. The Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

     3.8 COMPLETE COPIES OF MATERIALS. The Company has delivered to Buyer true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by Buyer.

     3.9 FINANCIAL STATEMENTS. Schedule 3.9 includes (a) true, complete and correct copies of the Company's audited balance sheets as of December 31, 1996 and 1997 (the end of its most recent completed fiscal year), and income statements for the years ended December 31, 1996 and 1997 (collectively, the "Audited Financials") and (b) true, complete and correct copies of the Company's unaudited balance sheet (the "Interim Balance Sheet") as of August 31, 1998 (the "Balance Sheet Date") and income statement, for the eight-month period then ended (collectively, the "Interim Financials," and together with the Audited Financials, the "Company Financial Statements"). The Company Financial Statements have been prepared from the books and records of the Company in accordance with GAAP consistently applied throughout the periods specified therein and present fairly the financial condition and results of operations of the Company as of the dates and for the periods specified therein, except as may be indicated in the notes thereto and except that the Interim Financials do not include provisions for deferred tax assets or liabilities or current or deferred income Taxes and may be subject to normal year-end audit adjustments. Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies.

     3.10 LIABILITIES AND OBLIGATIONS.

          (a) Except as set forth on Schedule 3.10, the Company is not liable for nor subject to any liabilities except for:

               (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;


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               (ii)  those  liabilities  arising in the  ordinary  course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

               (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

          (b) For purposes of this Section 3.10, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     3.11 BOOKS AND RECORDS. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect its activities. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

     3.12 BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule 3.12 sets forth a complete and accurate list as of the date of this Agreement of:

          (a) the name of each financial institution in which the Company has any account or safe deposit box;

          (b) the names in which the accounts or boxes are held;

          (c) the type of account;

          (d) the name of each person authorized to draw thereon or have access thereto; and

          (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

     3.13 ACCOUNTS AND NOTES RECEIVABLE. Schedule 3.13 sets forth a complete and accurate list of the Company's notes receivable. The Company has delivered to Buyer (i) an accurate summary as of August 31, 1998 and (ii) a complete and accurate list as of a date not more than two (2) business days prior to the Closing, of the accounts receivable of the Company (including without limitation receivables from and advances to employees and the Stockholders), which includes an aging of all accounts receivable showing amounts due in 30-day aging categories (collectively, the


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"Accounts  Receivable").  All Accounts  Receivable  represent valid  obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company's books and records with respect to such Accounts Receivable (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off. There is no contest, claim, or right of set-off under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

     3.14 PERMITS. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles, licenses and franchises necessary to be owned or held by it for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former stockholder, officer, manager, member or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any of the Permits. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under any Permit, or result in a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permit, except such Permits as are set forth on Schedule 3.14, for which the Company has duly filed such notices or applications necessary to effectuate the continuation of all rights and benefits of such Permits after the Closing Date. Each Stockholder and all other persons employed, hired or retained by the Company have, or have valid applications pending for, all professional licenses required to be used by such persons in the conduct of the business of the Company as and where currently conducted, and all such licenses are valid.

     3.15 REAL PROPERTY.

          (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, leased, used or enjoyed by the Company, together with any additions thereto or replacements thereof. The Company does not own any Real Property.

          (b) Schedule 3.15(b) contains a complete and accurate description of all Real Property (including street address, owner, landlord and Company's use thereof), and sets forth a true and complete list of all oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any Real Property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases"). The Real

Property listed on Schedule 3.15(b) includes all interests in real property necessary to conduct the business and operations of the Company.

          (c) Except as set forth in Schedule 3.15(c):

               (i) The Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

               (ii) All structures and all structural, mechanical and other physical systems thereof that constitute part of the Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at the Real Property (collectively, the "Tangible Assets"), are free of defects and in good operating condition and repair, ordinary wear and tear excepted. For purposes of this Section, a defect shall mean a single condition or any number of conditions relating to the structures or any structural, mechanical or physical system which requires an expenditure of more than $5,000 to correct.

               (iii) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the Company's business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Company's business and to permit full compliance with the requirements of all laws in the operation of such business.

               (iv) The Real Property and all present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the Real Property.

               (v) There are no pending or, to the Stockholders' knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof, nor has the Company received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

               (vi) There are no parties other than the Company in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

               (vii) All real property taxes and assessments that are due and payable with respect to the Real Property have been paid or will be paid at or prior to Closing.

               (viii) The Company's interests under the Leases are free of all Liens, except for restrictions on transfer as set forth on Schedule 3.18(d).

               (ix) Except as set forth on Schedule 3.18(d), none of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

     3.16 PERSONAL PROPERTY.

          (a) Schedule 3.16(a) sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by the Company with a current book value in excess of $5,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment (the "Personal Property Leases") and an indication as to which assets are currently owned, or were formerly owned, by the Stockholders or the Company.

          (b) The Company currently owns or leases all personal property necessary to conduct the business and operations of the Company as they are currently being conducted.

          (c) All of the material machinery and equipment of the Company, including that listed on Schedule 3.16(a), are in good working order and condition, ordinary wear and tear excepted. All Personal Property Leases are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of their terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased pursuant to one or more of the Personal Property Leases.

     3.17 INTELLECTUAL PROPERTY.

          (a) The Company is the true and lawful owner of, or is validly licensed to operate under or use or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks (defined below) it uses in the course of its business. Schedule 3.17(a) lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks that the Company now owns or uses in connection with its business. For purposes of this Section 3.17, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Company, including any registration or application for registration of any trademarks and service marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

          (b) The Company is the true and lawful owner of, or is validly licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents (defined below) and Copyrights (defined below) it uses in the course of its business. Schedule 3.17(b)(i) lists all such Patents and Schedule 3.17(b)(ii) lists all such Copyrights. For purposes of this Section 3.17, the term "Patent" shall mean any United States or foreign patent to which the Company has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Company; the term "Copyright" shall mean any United States or foreign copyright owned by the Company as of the date of this Agreement in both published and unpublished works which the Company has taken affirmative actions to protect during the last five (5) years, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign country, as well as any application for a United States or foreign copyright registration made by the Company.

          (c) The Company owns or is validly licensed to use all trade secrets, franchises, technology, proprietary rights, know-how, or similar rights (collectively, the "Other Rights") that it uses or practices in connection with the operation of its business.

          (d) The Marks, Patents, Copyrights, and Other Rights are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on
Schedule 3.17(d), the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether or not requiring the payment of royalties.

          (e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 3.17(a), (b)(i), or (b)(ii). No claims with respect to the Company Intellectual Property or Third Party Intellectual
Property are currently pending or, to the Stockholders' knowledge, are threatened by any person, nor, to the Stockholders' knowledge, do any grounds for any claims exist: (i) to the effect that the services provided by the Company, or the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company misappropriates, misuses or infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property. To the Stockholders' knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. The Company has (x) not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, patents, trademarks, service marks, or copyrights and which has not been finally terminated, or been informed or notified by any third party that the Company may be engaged in such infringement or (y) no knowledge of any infringement liability with respect to, or infringement by, the Company of any trade secret, patent, trademark, service mark, or copyright of another.

     3.18 MATERIAL CONTRACTS AND COMMITMENTS.

          (a) Schedule 3.18(a) sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. For purposes of this Agreement, "Significant Customers" are the twenty (20) customers that have effected the most purchases, in dollar terms, from the Company during each of the past four
(4) fiscal quarters, and "Significant Suppliers" are the twenty (20) suppliers who supplied the largest amount by dollar volume of products or services to the Company during the twelve (12) months ending on the Balance Sheet Date.

          (b) Schedule 3.18(b) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company is a party or by which it or its properties are bound (including without limitation joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements), other than agreements with customers for the performance of services or delivery of goods or materials by the Company entered into by the Company in the ordinary course of business (i) to which the Company and the Stockholders or any affiliate of the Company, the Stockholders or any officer or director of the Company are parties ("Related Party Agreements"); (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $25,000, or (iii) that may generate revenues or income exceeding, during the current term thereof, $25,000 (collectively with the Leases, the Personal Property Leases, and the Related Party Agreements, the "Material Contracts"). The Company has delivered to Buyer true, complete and correct copies of the Material Contracts, and, in the case of oral Material Contracts, a complete and accurate summary of the terms and conditions thereof, together with all amendments, renewals, extensions, modifications or supplements thereto and all material correspondence related thereto, including all correspondence pursuant to which any party provided notice of the exercise of any operation granted to such party under such Material Contract.

          (c) Except to the extent set forth on Schedule 3.18(c), (i) none of the Company's Significant Customers has canceled or significantly reduced or, to the Stockholders' knowledge, is currently attempting or threatening to cancel or reduce, any purchases from the Company, (ii) none of the Company's Significant Suppliers has canceled or significantly reduced or is currently attempting to cancel or significantly reduce, the supply of products or services to the Company, (iii) the Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (iv) there are no Material Contracts that were not negotiated at arm's length. The Company has not received any material customer complaints concerning its products and/or services.

          (d) Each Material Contract is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. Except with respect to the Leases, the Company has obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Closing and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on
Schedule 3.18(d).

     3.19 GOVERNMENT CONTRACTS.

          (a) Except as set forth on Schedule 3.19, the Company is not a party to any government contracts.

          (b) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Stockholders, has any suspension or debarment action been threatened or commenced.

     3.20 [Intentionally Deleted].

     3.21 INSURANCE. Schedule 3.21 sets forth a complete and accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Company and all insurance loss runs and workers' compensation claims received for the past two (2) policy years. The Company has made available to Buyer true, complete and correct copies of all current insurance policies, all of which are in full force and effect, including any insurance policies carried by the Company insuring the Stockholders. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. To the Stockholders' knowledge, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

     3.22 ENVIRONMENTAL MATTERS.

          (a) Hazardous Material. Other than as set forth on Schedule 3.22(a), no underground or aboveground storage tanks and no amount of any substance that has been designated by any governmental entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present on Real Property that the Company or any of its predecessors in interest has at any time owned, operated, occupied or leased. Schedule 3.22(a) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on Real Property leased by the Company.

          (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c)  Permits  and   Compliance.   The  Company   currently  holds  all
environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. The Company (A) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all governmental entities relating to pollution or protection of health and the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Stockholders' knowledge, there are no circumstances that may prevent or interfere with such compliance in the future.
Schedule 3.22(c) includes a listing and description of all Environmental Permits currently held by the Company.

          (d) Environmental Liabilities. Except as set forth on Schedule 3.22(d), no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Stockholders' knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) in any environmental litigation, give rise to any environmental claim against the Company, or impose upon the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

     3.23 LABOR AND EMPLOYMENT MATTERS. With respect to employees of and service providers to the Company.

          (a) The Company is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

          (b) there is not now, nor has the Company or its employees ever been subject to, any collective bargaining agreement relating to the Company nor has any union attempted to organize the Company's employees; there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Stockholders' knowledge, threatened, before the National Labor Relations Board or any other comparable authority; and

          (c) all  employees of the Company are at-will,  except as set forth on
Schedule 3.23(c); all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

     3.24 EMPLOYEE BENEFIT PLANS.

          (a) Definitions.

               (i) "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Internal Revenue Code, of 1986, as amended (the "Code") and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

               (ii) "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company.

               (iii) "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or to which the Company is or might be obligated to make payments, in each case with respect to any present or former employees of the Company. Company Plan includes any Qualified Plans that covered employees of the Company and that were terminated on or after January 1, 1989.

               (iv) "Employee Benefit Plan" has the meaning given in Section 3(3) of ERISA.

               (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

               (vi) "ERISA Affiliate" means any person that, together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

               (vii) "Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.

               (viii) "Qualified Plan" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

               (ix) "Welfare Plan" means any Employee  Benefit Plan described in
Section 3(1) of ERISA.

          (b) Schedule 3.24(b) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. Schedule 3.24(b) specifically identifies all Company Plans (if any) that are Qualified Plans.

          (c) With respect, as applicable, to Employee Benefit Plans and Benefit
Arrangements:

               (i) true, correct, and complete copies of all the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered to Buyer: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R and any financial statements attached thereto and those for the prior three (3) years; (C) the last Internal Revenue Service determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by the Company to obtain those letters; (D) the most recent summary plan description; all summaries of material modifications thereto, and the most recent actuarial reports and Statement of Financial Accounting Standards Nos. 87, 106, and 112 reports; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports and test results received within the four
(4) years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors (other than individual account records) or prepared by employees of the Company or its ERISA Affiliates; (G) all notices that were given within the three (3) years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (H) employee manuals or handbooks containing personnel or employee relations policies;

               (ii) the 401K Profit Sharing Plan (the "Company 401(k) Plan") is the only Qualified Plan. The Company has not maintained or contributed to another Qualified Plan. The Company 401(k) Plan qualifies under Section 401(a) of the Code, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the design or operation of any Qualified Plans that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

               (iii) the Company has not sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan), and neither the Company nor any ERISA Affiliate has, since January 1, 1989, terminated or withdrawn from or sought a funding waiver with respect to any plan subject to Title IV of
ERISA, and no facts exist that could reasonably be expected to cause such actions in the future; no accumulated funding deficiency (as defined in Code
Section 412), whether or not waived, exists with respect to any such plan; no reportable event (as defined in ERISA Section 4043) has occurred with respect to any such plan (other than events for which reporting is waived); all costs of any such plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and the assets of each such plan, as of its last valuation date, exceeded its "Benefit Liabilities" (as defined in ERISA Section 4001(a)(16)); and, since the last valuation date for each such plan, no such plan has been amended or changed to increase the amounts of benefits thereunder and, to the Stockholders' knowledge, there has been no event that would reduce the excess of assets over benefit liabilities;

               (iv) each Company Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

               (v) there are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company or the Stockholders, and no claims or lawsuits have been asserted, instituted or, to the knowledge of the Stockholders, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement, and the Company does not have knowledge of any fact that could form the basis for any such claim or lawsuit. The Company Plans and Company Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Company 401(k) Plan under the IRS's Employee Plans Compliance Resolution System, its Closing Agreement Program, or any predecessor programs;

               (vi) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

               (vii) with respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successfully challenged, result in any liability for the Company or any Stockholder, officer, director, or employee of the Company;

               (viii) all reporting, disclosure, and notice requirements of ERISA and the Code have been fully and completely satisfied with respect to each Company Plan and each Company Benefit Arrangement;

               (ix) all amendments and actions required to bring the Company Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Effective Date and (B) are disclosed on Schedule 3.24(c);

               (x) payment has been made of all amounts that the Company is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within the period required by applicable regulations;

               (xi) the Company has not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

               (xii) no statement, either written or oral, has been made by the Company to any person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that could have an adverse economic consequence to the Company;

               (xiii) the Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

               (xiv) all group health plans of the Company and its affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code, and the Company has provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B with respect to any "qualifying event" (as defined therein) occurring before or on the Closing Date;

               (xv) except as set forth on Schedule 3.24(c)(xv) hereto, no employee or former employee of the Company or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Closing Statement or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

          (d) Schedule 3.24(d) hereto contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Company for the last three (3) fiscal years.

          (e) Schedule 3.24(e) hereto sets forth a complete and accurate list, as of the date hereof, of (i) all employees of the Company who are reasonably expected to earn more than $75,000 in compensation (including salary, bonus and other compensation) in 1998, (ii) all officers and directors, and (iii) all employment agreements with such employees, officers and directors and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person as of (a) the Balance Sheet Date and (b) the date hereof.

          (f) The Company has not declared or paid any bonus or other  incentive
compensation  in  contemplation   of  the  transactions   contemplated  by  this
Agreement.

     3.25 TAXES.

          (a) For purposes of this Agreement:

               (i) "Tax" (including with correlative meaning the terms "Taxes" and "Taxable") means (a) all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes.

               (ii) The term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

          (b) Except as set forth on Schedule 3.25(b):

               (i) All Tax Returns required to be filed on or before the date hereof by or on behalf of the Company have been filed, or appropriate extensions have been filed, and such Tax Returns are true, correct, and complete in all respects.

               (ii) The Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

               (iii) The amount of the Company's actual liability for unpaid Taxes as of December 31, 1997 (excluding deferred Taxes) will not exceed the amount of the current liability accruals for Taxes (excluding deferred Taxes) shown on the audited balance sheet as of December 31, 1997.

               (iv) There is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company in respect of any Tax.

               (v) The Company has a taxable year ending on December 31, in each year commencing 1973.

               (vi) Except as required by Buyer following the Closing Date, the Company has not agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

               (vii) The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

               (viii) Except as set forth on Schedule 3.25(b), the Company has not requested an extension of time within which to file any Tax Return or been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, and all Tax Returns of Company for the preceding three years have been made available to and delivered to Buyer.

               (ix) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating or attributable to Taxes, other than liens for Taxes not yet due and payable.

               (x) There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have an adverse effect on the Company or its business.

               (xi) None of the Company's assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

               (xii) There are no contracts, agreements, plans or arrangements covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

               (xiii) Neither the Company nor any direct or indirect shareholder of the Company has filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

               (xiv) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (xv) The Company is not, nor has it ever been, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person under contract.

               (xvi) The Company is not, nor has it ever been a member of an affiliated group filing a consolidated federal income Tax Return. The Company does not and will not have up to and including the Closing Date any interest in any other corporation with respect to which the Company owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

               (xvii) The Company does not have any liability for the Taxes of any individual or entity other than the Company under section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (xviii) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

          (c) Schedule 3.25(c) contains accurate and complete descriptions as of July 31, 1998 of (i) the Company's basis in its material assets (which for purposes of this Section 3.25(c) means assets in which the Company has a book basis in excess of Five Hundred Dollars ($500)); (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; (iii) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction; and (iv) tax elections affecting the Company. The Company has no net operating losses or other tax attributes presently subject to limitation under Code sections 382, 383, or 384, or the federal consolidated return regulations.

     3.26 CONFORMITY WITH LAW; LITIGATION.

          (a) The Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it.

          (b) Except as set forth on Schedule 3.26(b), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Stockholders, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Except as set forth on Schedule 3.26(b), there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business, whether or not presently owned or conducted. The matters set forth on Schedule 3.26(b) will not have a material adverse effect on the Company.

     3.27 RELATIONS WITH GOVERNMENTS. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

     3.28 ABSENCE OF CHANGES. Except as set forth on Schedule 3.28, since December 31, 1997, the Company has conducted its business in the ordinary course and there has not been:

          (a) any change, by itself or together with other changes, that has affected adversely, or is likely to affect adversely, the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company;

          (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

          (c) any change in the authorized capital of the Company or in its outstanding securities or any change in their ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

          (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

          (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has the Company entered into or amended any Company Benefit Arrangement, Company Plan, employment, severance or other agreement relating to compensation or fringe benefits;

          (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;

          (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including without limitation the Stockholders or their affiliates;

          (h) any cancellation, or agreement to cancel, forgive or release any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Stockholders and their affiliates;

          (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

          (k) any waiver of any material rights or claims of the Company;

          (l) any breach, amendment or termination of any Material Contract, Permit or other right to which the Company is a party;

          (m) any transaction by the Company outside the ordinary course of business;

          (n) any capital commitment by the Company, either individually or in the aggregate, exceeding $25,000;

          (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

          (p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

          (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $15,000;

          (r) any loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

          (s)  the   commencement   or  notice  or,  to  the  knowledge  of  the
Stockholders, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or

          (t) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through
(s) (other than negotiations with Buyer and their representatives regarding the transactions contemplated by this Agreement).

     3.29 DISCLOSURE. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Stockholders contained in this Agreement, in the Schedules attached hereto or in any certificate furnished or to be furnished by the Stockholders or the Company to Buyer in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to the Stockholders that has specific application to the Company (other than general economic or industry conditions) and that adversely affects or may threaten the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or a Schedule hereto.

4.   REPRESENTATIONS OF BUYER

     To induce the  Stockholders to enter into this Agreement and consummate the
transactions   contemplated   hereby,  Buyer  represents  and  warrants  to  the
Stockholders as follows:

     4.1 DUE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its respective businesses in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets, profits, or condition (financial or otherwise) of Buyer.

     4.2 AUTHORIZATION; VALIDITY OF OBLIGATIONS. The representatives of Buyer executing this Agreement have all requisite corporate power and authority to enter into and bind Buyer to the terms of this Agreement. Buyer has the full legal right, power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Notes by Buyer and the performance by Buyer of the transactions contemplated herein and therein have been duly and validly authorized by the Board of Directors of Buyer, and this Agreement and the Notes have been duly and validly authorized by all necessary corporate action. This Agreement is and the Notes will be legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

     4.3  NO  CONFLICTS.  The  execution,   delivery  and  performance  of  this
Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Buyer;

          (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Buyer is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of Buyer's properties pursuant to (i) any law or regulation to which Buyer or any of its property is subject, or (ii) any judgment, order or decree to which Buyer is bound or any of its property is subject; or

          (c) violate any law, order, judgment, rule, regulation, decree or ordinance to which Buyer is subject, or by which Buyer is bound.

5.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

     5.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Stockholders contained in this Agreement shall be true, correct and complete on and as of the Closing Date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied.

     5.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company, or limiting or restricting Buyer's conduct or operation of the business of the Company (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. Except as set forth on Schedule 3.26(b), there shall be no action, suit, claim or proceeding of any nature pending or threatened against Buyer, the Company, the Stockholders or their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

     5.3 OPINION OF SELLERS' COUNSEL. Buyer shall have received an opinion from counsel to the Stockholders and the Company, dated the Closing Date, in a form reasonably satisfactory to counsel for Buyer.

     5.4 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency or third party, relating to the consummation by the Company and the Stockholders of the transactions contemplated hereby shall have been obtained and made.

     5.5 SECRETARY'S CERTIFICATE AND CHARTER DOCUMENTS. The Stockholders shall have delivered to Buyer (a) copies of the Articles of Incorporation of the Company certified by an appropriate authority in the state of its incorporation dated a date no earlier than five days before the Closing Date, (b) Secretary's Certificate of Incumbency, certifying the offices and signatures of the officers and directors of the Company, and including copies of the Regulations of the Company certified by the Secretary of the Company, and (c) certificates of good standing for each jurisdiction listed in Schedule 3.1(a).

     5.6 EMPLOYMENT AGREEMENTS. The Stockholders shall each have executed an employment agreement (each, an "Employment Agreement" and collectively, the "Employment Agreements") in the forms attached hereto as Exhibits 5.6A and 5.6B.

     5.7 CLOSING DELIVERIES. The Stockholders and the Company shall have made the deliveries to Buyer as are called for by Section 2.2 of this Agreement.

     5.8 DUE DILIGENCE. Buyer shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial and otherwise) of the Company.

     5.9 NO CONFLICTS OF INTEREST. Buyer shall have determined in its sole discretion that there exist no material legal, ethical or other conflicts between the Company's clients and the Buyer's clients.

     5.10 LEASES. The Company shall have entered into ten-year leases for the Company's headquarters facility on terms and conditions satisfactory to Buyer and the Company and at commercially reasonable rates consistent with the pro forma financial results of the Company for 1997 provided to Buyer, in the form of Exhibits 5.10A and 5.10B.

     5.11 YEAR 2000 COMPLIANCE. Buyer shall have determined in its sole discretion that the Company and its information systems and software will continue to function without material impairment arising from any inability or difficulty in processing date information accurately before, on or after January 1, 2000, including leap years ("Year 2000 Compliant"), or can be made Year 2000 Compliant through systems or programming modifications or replacements, that, in the aggregate, will not exceed $50,000.

     5.12 SHAREHOLDERS' AGREEMENT. The Stockholders shall have executed and delivered an amendment to the Shareholders' Agreement dated April 24, 1997, providing for the termination of such agreement as of the Closing.

     5.13 GUARANTEE OF INDUSTRIAL REVENUE BOND. Buyer shall have received a termination letter from Bank One which terminates and releases the Company's guarantee under that certain Guaranty Agreement among S.E.A., Inc., Donald B. Uldricks, Janet A. Uldricks, Glenn R. Baker, Dennis A. Guenther, Judith A. Guenther, Richard L. Welsh, and Mary Lou Welsh and Bank One, Columbus, NA, dated as of December 1, 1985, relating to that certain $1,400,000 County of Franklin, Ohio Industrial Development Revenue Bond.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS

     The obligations of the Stockholders to effect the transactions contemplated hereby are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

     6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of Buyer contained in this Agreement shall be true, correct and complete on and as of the Closing Date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied.

     6.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company, or limiting or restricting Buyer's conduct or operation of the business of the Company (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. Except as set forth on Schedule 3.26(b), there shall be no action, suit, claim or proceeding of any nature pending or threatened, against Buyer or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of Buyer and its subsidiaries taken as a whole.

     6.3 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency or third party relating to the consummation by Buyer of the transactions contemplated herein shall have been obtained and made.

     6.4 OPINION OF BUYER'S COUNSEL. The Stockholders shall have received an opinion from counsel to the Buyer, dated the Closing Date, in a form reasonably satisfactory to counsel for the Stockholders.

     6.5 EMPLOYMENT AGREEMENTS. Buyer shall have entered into an Employment Agreement with each Stockholder in the form of Exhibits 5.6A and 5.6B.

     6.6 LEASES. The Company shall have entered into ten-year leases for the Company's headquarters facility on terms and conditions satisfactory to Buyer and the Company and at commercially reasonable rates consistent with the pro forma financial results of the Company for 1997 provided to Buyer, in the form of Exhibits 5.10A and 5.10B.

     6.7 SECRETARY'S CERTIFICATE. Buyer shall have delivered to the Stockholders
(a) copies of the Articles of Incorporation of the Company certified by an appropriate authority in the state of its incorporation dated a date no earlier than five days before the Closing Date and (b) Secretary's Certificate of Incumbency, certifying the offices and signatures of the applicable officers of Buyer, and including copies of the Bylaws of Buyer certified by the Secretary of Buyer.

7.   CERTAIN COVENANTS

     7.1 NOTIFICATION OF CERTAIN MATTERS. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 7.1 shall not, without the express written consent of the other parties be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Articles 5 and 6, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.2 UNPAID TAXES. The Stockholders jointly and severally covenant and agree to promptly reimburse Buyer for any amount that the Company's actual liabilities for unpaid Taxes for all periods or portions thereof ending on or before December 31, 1997 (excluding deferred Taxes) exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the audited financial statements as of December 31, 1997.

     7.3 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.

     7.4 COOPERATION ON TAX MATTERS.

          (a) Buyer, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholders agree (A) to


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



retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

          (b) Buyer and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     7.5  CERTAIN  TAXES.  All  transfer,   documentary,   sales,   use,  stamp,
registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of Shares contemplated by this Agreement (including any state or municipal transfer tax), shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     7.6 PROFESSIONAL LIABILITY INSURANCE Schedule 7.6 sets forth the amounts and coverages of insurance for errors and omissions and professional malpractice liability carried by the Company as of the Closing Date. For so long as the Stockholders have any outstanding indemnification obligation under Section 8.1 for matters that would be insured by the professional liability insurance coverage described on Schedule 7.6, Buyer shall maintain, or cause the Company to maintain, policies of insurance for no less than the amounts and coverages set forth on Schedule 7.6 and, with respect to professional liability insurance, retroactive to July 1, 1985. The Stockholders acknowledge and agree that the professional liability coverage described on Schedule 7.6 has been determined by Buyer and the Stockholders and is sufficient in amount and coverage for the risks insured thereby. Except as set forth in this Section 7.6 and Section 8.3(f), the Company's insurance shall not have any effect on the Stockholders' indemnification obligations under this Agreement.

8.   INDEMNIFICATION

     8.1 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. The Stockholders jointly and severally covenant and agree to indemnify, defend, protect and hold harmless Buyer and its respective officers, directors, employees, stockholders, assigns, successors and affiliates, including without limitation, the Company (individually, an "FTI Indemnified Party" and collectively, the "FTI Indemnified Parties") from, against and in respect of:

          (a) all liabilities, losses, claims (including, without limitation, third party claims), damages, punitive or exemplary damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by any FTI Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

               (i) subject to subsection 8.1(b), any breach or inaccuracy of any representation or warranty of the Stockholders set forth in this Agreement or any schedule or certificate, delivered by or on behalf of any of the Stockholders or the Company in connection herewith;

               (ii) any nonfulfillment of any covenant or agreement on the part of the Stockholders;

               (iii) the business,  operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's directors, officers, shareholders, employees or agents prior to the Closing Date, except for such matters as are (A) otherwise disclosed in the Audited Financial Statements, this Agreement or the schedules to this Agreement; or (B) not disclosed in this Agreement or the schedules to this Agreement if such non-disclosure relates to a matter that is the subject of a representation or warranty in this Agreement and the non-disclosure is solely due to the matter being below the materiality threshold established in such specific representation or warranty;

               (iv) those matters set forth on Schedule 3.26(b) and Schedule 8.1(a) or incorporated by reference therein; or

               (v) unless there is no valid underlying claim to indemnification, any and all Damages incident to the enforcement of this Section 8.1.

          (b) Notwithstanding anything to the contrary in Section 8.1(a), the Stockholders shall have no liability for indemnification under Section 8.1(a)(i) except for Damages arising out of a breach or inaccuracy of any representation or warranty contained in this Agreement of which the

Stockholders or either of them, has or had actual knowledge. For purposes of this Agreement, the phrase "actual knowledge" means the knowledge of the Stockholders, Yvonne Brown, Michael Holman, Robert Laumon, Michael Carrocci, or any of them, or the other directors and officers of the Company (if any), including, without limitation, facts of which such persons, in the reasonably prudent exercise of their duties, should be or should have been aware.

          (c) Provided the Closing occurs and if any FTI Indemnified Parties have the right to indemnification under this Agreement, the Stockholders waive any right of contribution, indemnification or other similar right against Buyer or the Company arising out of the Articles of Incorporation and Regulations of the Company. The Stockholders agree that any claims of Buyer and its officers, directors, employees and agents or the Company hereunder, whether for indemnification or otherwise, may be asserted directly and fully against the Stockholders without the need for any claim against or joinder of the Company.

     8.2 LIMITATION AND EXPIRATION. Notwithstanding anything in this Agreement to the contrary:

          (a) there shall be no liability for indemnification under Section 8.1 unless and until the aggregate amount of Damages exceeds $156,300 (the "Indemnification Threshold"); provided, however, that no Indemnification Threshold shall apply with respect to the recovery of Damages arising out of (i) any breaches of the covenants of the Stockholders set forth in this Agreement or representations made in Sections 3.4 (capital stock of the Company), 3.5 (transactions in capital stock), 3.18 (significant customers; material contracts and commitments), or 3.26 (conformity with law, litigation); or (ii) those matters set forth on Schedule 3.26(b) and Schedule 8.1(a);

          (b) the aggregate  amount of the  Stockholders'  liability  under this
Article 8 shall not exceed the Closing Payment plus the principal payments actually paid or payable pursuant to the Notes, provided, however, that, the FTI Indemnified Parties' rights to receive indemnification of amounts with respect to amounts payable under the Notes shall be limited to the Buyer's rights to set-off and apply future payments under the Notes to such indemnification obligations of the Stockholders; and

          (c) the indemnification obligations under this Article 8 or in any certificate or writing furnished in connection herewith shall terminate on the later of clause (i), (ii) or (iii) of this Section 8.2(c):

               (i) (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 8.2(c), the second anniversary of the Closing Date; and

               (2) with respect to representations, warranties and covenants contained in Sections 3.22 (environmental matters), 3.24 (employee benefit plans), 3.25 (taxes), and the indemnifications set forth in Section 8.1(a)(iii),
(iv) or (v) on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) ten (10) years after the Closing Date if the claim is related to the cost of investigating, containing, removing or remediating a release of Hazardous Material into the environment, or (y) five (5) years after the Closing Date for any other claim covered by clause (i)(2) of this Section 8.2(c);

               (ii) the final resolution of Claims (as defined below) pending as of the relevant dates described in clause (i) of this Section 8.2(c) (such claims referred to as "Pending Claims"), the final resolution thereof; and

               (iii) with respect to representations and warranties contained in
Section 3.4 (capital stock of the Company), there shall be no limitation.

     8.3 INDEMNIFICATION PROCEDURES. All claims or demands for indemnification under this Section 8 ("Claims") shall be asserted and resolved as follows:

          (a) In the event that any FTI Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 8.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party (a "Direct Claim"), the FTI Indemnified Party shall with reasonable promptness send a Claim Notice (as defined in subparagraph (b)) with respect to such Direct Claim to the
Indemnifying Party. If the Indemnifying Party does not notify the FTI Indemnified Party within the Notice Period (as defined in subparagraph (b)) that the Indemnifying Party disputes such Direct Claim, the Damages resulting from such Direct Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this
Section 8.3(a), the FTI Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

          (b) In the event that any Claim for which the Indemnifying Party would be liable to an FTI Indemnified Party hereunder is asserted against an FTI Indemnified Party by a third party (a "Third Party Claim"), the FTI Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim, specifying the nature of such Claim, describing in reasonable detail the basis therefor, and stating the amount or the estimated amount of Damages resulting or reasonably likely to result to the extent then feasible (which estimate shall not be conclusive of the final amount of such Damages) (the "Claim Notice"). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the FTI Indemnified Party
(i) whether or not such party disputes the liability to the FTI Indemnified Party hereunder with respect to such Third Party Claim and (ii) if such party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Third Party Claim, provided that such party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party notifies the FTI Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the FTI Indemnified Party against such Third Party Claim and except as hereinafter provided, such party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by such party to a final conclusion, provided that, unless the FTI Indemnified Party otherwise agrees in writing, such party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the FTI Indemnified Party. If the FTI Indemnified Party desires to participate in, but not control, any such defense or settlement the FTI Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the FTI Indemnified Party against such Third Party Claim, whether by failure of such party to give the FTI Indemnified Party timely notice as provided above or otherwise, then the FTI Indemnified Party, without waiving any rights against such party, may settle or defend against any such Third Party Claim in the FTI Indemnified Party's sole discretion and the FTI Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the FTI Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

          (c) If at any time, in the reasonable opinion of the FTI Indemnified Party, which shall be delivered in writing to the Indemnifying Party, any such Third Party Claim seeks material prospective or other relief which could have a materially adverse effect on the assets, liabilities, Taxes, financial condition, results of operations or business prospects of any FTI Indemnified Party or any subsidiary, the FTI Indemnified Party shall so notify the Indemnifying Party in writing. Thereafter, the FTI Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the FTI Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party;

          (d)  Nothing  herein  shall be deemed to prevent  the FTI  Indemnified
Party from making a claim, and an FTI Indemnified Party may make a claim hereunder, for potential or contingent claims or demands, except that Direct Claims must be made on or before July 31, 2000, provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the FTI Indemnified Party has reasonable grounds to believe that such a claim or demand may be made, and provided, further, that the Notice Period shall not be deemed to commence until such potential or contingent claim or demand becomes an actual or noncontingent claim or demand. Buyer shall not be entitled to exercise its right of offset against the Notes pursuant to
Section 8.5 for Claims that are merely potential or contingent.

          (e) The FTI Indemnified Party's failure to give reasonably prompt notice as required by this Section 8.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the FTI Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

          (f) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any Damages under Article 8. Each FTI Indemnified Party shall give all required insurance claims notices in a timely manner and otherwise use its reasonable best efforts to seek defense and payment pursuant to the terms of any existing insurance coverage applicable with respect to any Claim.

     8.4 SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS. All representations, warranties and covenants made by the Stockholders and Buyer in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein). The representations of the Stockholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the relevant indemnification obligation as provided in Section 8.2. The representations of Buyer will survive the Closing and will remain in effect until, and will expire upon the second anniversary of the Closing Date. The covenants of the parties will survive the Closing and expire in accordance with their terms.

     8.5 EXERCISE OF RIGHT OF OFFSET. If Buyer desires to offset the Damages arising out of any Claim for which a Claim Notice has been given pursuant to this Article 8 against the payments of principal and interest due and owing under the Notes, in order of maturity, it shall give the Stockholders ten days advance written notice of its desire to offset, which notice shall describe the basis for the Claim, if different from that specified in the Claim Notice, and the amount of the offset. The amount of the offset shall not exceed the amount of Damages actually incurred or paid by the FTI Indemnified Party in respect of such Claim or, if the amount of such damages is not certain, then Buyer's good faith estimate of the Damages likely to result therefrom. If the Stockholders object in writing to such offset prior to the later of (i) ten days following the giving of such notice, or (ii) the expiration of the applicable Notice Period, Buyer may not effect the offset, but in lieu thereof (and in lieu of making payments under the Notes) may deposit the amount of the offset with an escrow agent pursuant to a mutually-acceptable escrow agreement, to be held until such time as the claim is resolved by mutual agreement of Buyer and the Stockholders or by a final non-appealable order by a court of competent jurisdiction. Any offset or escrow deposit made by Buyer in accordance with the terms of this Agreement shall not constitute a default under the Notes. Neither the exercise of nor the failure to exercise such right of set-off by Buyer shall constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

     8.6 REMEDIES CUMULATIVE. The remedies set forth in this Article 8 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the FTI Indemnified Parties under any other agreement or pursuant to statutory or common law.

9.   NONCOMPETITION AND CONFIDENTIALITY

     9.1 EMPLOYMENT AGREEMENTS. The non-competition and confidentiality provisions of each of the Employment Agreements constitute a material part of the purchase and sale transaction contemplated by this Agreement, and are supported by adequate consideration.

10.  GENERAL

     10.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Buyer or the Company, and the heirs, personnel representatives and successors of the Stockholders.

     10.2 ENTIRE AGREEMENT. This Agreement (which includes the Schedules hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof.

     10.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     10.4 BROKERS AND AGENTS. Buyer and the Stockholders (for themselves and on behalf of the Company) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement.

     10.5 EXPENSES. Buyer has and will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Company has and will pay the fees, expenses and disbursements of the Stockholders, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

     10.6 SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including


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



without limitation, the noncompetition provisions referenced in Section 9.1. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

     10.7 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

     If to Buyer to:

          FTI Consulting, Inc.
          2021 Research Drive
          Annapolis, Maryland 21401
          Attention:   Jack B. Dunn, IV
                        Chairman
          Telefax: 410-224-3552


          with a required copy to:

          Wilmer, Cutler & Pickering
          2445 M Street, N.W.
          Washington, D.C.  20037
          Attention:  Mark A. Dewire, Esq.
          Telefax:  202-663-6363

     If to the Stockholders to:

          Glenn R. Baker
          5731 Olentangy Blvd.
          Worthington, OH 43085

          Dennis A. Guenther
          71 Donald Ross Drive
          Granville, OH 43023



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



          with a required copy to:

          Vorys, Sater, Seymour and Pease LLP
          52 East Gay Street
          Columbus, Ohio 43216
          Attention:  Susan Brown, Esq.
          Telefax:  614-464-6350

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

     10.8 GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland.

     10.9 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

     10.10 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner of any party hereto or any other person or entity, except as may be provided in Section 8.1.

     10.11 AMENDMENT; WAIVER. This Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                         [SIGNATURES ON FOLLOWING PAGE]



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



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       FTI CONSULTING, INC.

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       STOCKHOLDERS

                                       -----------------------------------------
                                       Glenn R. Baker

                                       -----------------------------------------
                                       Dennis A. Guenther



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



                                 SCHEDULE 8.1(a)
                           Certain Indemnified Matters

     Damages suffered, sustained, incurred or paid by any FTI Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

1. The involvement by the Company in the aircraft charter business, including, without limitation, any liability arising out of that certain written agreement dated April 10, 1998, pursuant to which the Company agreed to obtain insurance coverage for two former employees, Ken Smith and John Duhl, who are operating an aircraft charter service.

2. The purchase and sale of one plus acres of real estate by the Company, as set forth in that certain Agreement for the Purchase and Sale of Real Estate between GBDG, Ltd., an Ohio limited liability company, and the Company dated December 24, 1996.

3. The purchase and sale of White Mule Company and certain assets of Geyer Property or Properties by the Company, as set forth in agreements dated October 1, 1992 and October 8, 1992, to L. Steven Ritchey.



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